                                  EXHIBIT 99.1

Contact:        Frederick J. Hirt, CFO
                (610) 478-3117

                        ARROW INTERNATIONAL, INC. REPORTS
             THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2005 RESULTS

READING, PA, JUNE 20, 2005 - Arrow International, Inc. (Nasdaq: ARRO) today reported results for its third fiscal quarter and nine months ended May 31, 2005. Net sales for the third quarter of fiscal year 2005 increased 8.5% to $118.1 million from $108.8 million in the third quarter of fiscal year 2004. Net income increased 36.2% to $15.8 million from $11.6 million in the prior fiscal year quarter. Diluted earnings per share in the quarter were $0.35 compared to $0.26 in the prior fiscal year quarter.

Adjusting for certain special items in the corresponding quarter of the previous fiscal year, as described below, net income was $15.8 million compared to $14.9 million in the prior fiscal year period, an increase of 6.0%, and diluted earnings per share were $0.35 compared to $0.33 in fiscal year 2004, an increase of 6.1%. The Company believes that adjustment for these special items discussed below may be of assistance to investors because of the unusual, anticipated non-recurring nature of those items. However, presentation of the adjusted items is not in accordance with generally accepted accounting principles (GAAP) and the Company has attached to this press release a reconciliation to GAAP of such items and has also provided discussion of Management's reasons for including these non-GAAP financial measures.

For the nine-month period ended May 31, 2005, Arrow's net sales were $340.0 million, an increase of 6.2% compared to $320.2 million in the same prior year period. Net income decreased 16.9% to $34.5 million for the first nine months of fiscal 2005 compared to $41.5 million in the same prior year period and diluted earnings per share were $0.77 compared to $0.94 in the same prior year period. Adjusting for the special items described below, net income was $45.5 million compared to $44.8 million in the prior fiscal year period, an increase of 1.6%, and diluted earnings per share were $1.01 in both fiscal years 2005 and 2004.



U.S. Sales
----------

Arrow's U.S. sales for the third fiscal quarter increased 1.4% to $71.2 million from $70.2 million in the third quarter of fiscal 2005 and represented 60.3% of total net sales. Included in Arrow's U.S. sales for the third fiscal quarter of fiscal 2005 and 2004 were sales of non-Arrow products distributed by its Stepic Medical subsidiary of $2.1 million and $3.1 million, respectively.

Arrow's third quarter fiscal 2005 and 2004 sales of NeoCare(R) products were $0 and $1.8 million, respectively. Sales of NeoCare products were temporarily discontinued during the second quarter of fiscal 2005. Excluding the sales of Neo?Care and Stepic distributed products, the Company's U.S. sales growth rate for the third fiscal quarter would have been 5.9%.

During the first nine months of fiscal 2005, U.S. sales increased 0.1% to $207.8 million from $207.6 million in the same prior year period and represented 61.1% of total net sales. Included in Arrow's U.S. sales in the first nine months of fiscal 2005 and 2004 were sales of non-Arrow products distributed by its Stepic Medical subsidiary of $5.9 million and $9.2 million, respectively. Arrow's sales of Neo?Care(R) products were $2.1 million and $5.5 million in the nine months ended May 31, 2005 and May 31, 2004, respectively. Excluding the sales of Neo?Care(R) and Stepic distributed products, the Company's U.S. sales growth rate in the first nine months of fiscal year 2005 would have been 3.6%.


International Sales
-------------------

Arrow's international sales in the third quarter of fiscal 2005 increased 21.5% to $46.9 million from $38.6 million in the third quarter of fiscal 2004 and represented 39.7% of total net sales. The weakness of the U.S. dollar compared to the same period of last year increased total international sales by $1.8 million, or 1.7%. International sales in the first nine months of fiscal 2005 increased 17.4% to $132.2 million from $112.6 million in the same prior year period and represented 38.9% of total net sales. The weakness of the U.S. dollar for the nine-month period, compared to the same period of last year, increased total international sales by $5.3 million, or 1.7%.

The table below shows Arrow's geographical sales for the third quarter and nine months ended May 31, 2005 with comparisons to the same prior year periods.



                                              Third Quarter                         Nine Months
                                  -------------------------------------  -------------------------------------
Geographical Sales                   FY05        FY04       % Growth        FY05        FY04       % Growth
(Dollars in millions)
United States                       $69.1       $67.1           3.0%      $201.9      $198.4           1.8%
                                    -----       -----                     ------      ------
    Europe                          $24.1       $19.2          25.5%       $63.9       $51.8          23.4%
    Asia and Africa                  16.2        13.8          17.4%        49.3        44.3          11.3%
    International Americas            6.6         5.6          17.9%        19.0        16.5          15.2%
                                      ---         ---                       ----        ----
  Subtotal International Sales      $46.9       $38.6          21.5%      $132.2      $112.6          17.4%
                                    -----       -----                     ------      ------

  Subtotal Arrow Products          $116.0      $105.7           9.7%      $334.1      $311.0           7.4%

Stepic Distributed Products(1)        2.1         3.1        (32.3)%         5.9         9.2        (35.9)%
                                      ---         ---                        ---         ---

  Total Company Sales              $118.1      $108.8           8.5%      $340.0      $320.2           6.2%
                                   ======      ======                     ======      ======

1) The Company purchased the Stepic Medical Company, its New York distributor, in September 2002 and has continued to distribute non-Arrow Products through Stepic in decreasing amounts.

As previously reported, the Company's change in accounting for its U.S. shipping terms in the second quarter fiscal 2005 reduced its sales in the first nine months of fiscal 2005, but there was no such effect in the comparable period of fiscal 2004. The reduction in sales for the first nine months of fiscal year 2005 was $3.3 million.

Carl G. Anderson, Jr., Arrow's Chairman and CEO, stated "We were encouraged with our revenue growth for the quarter and with the strength of our international business in particular traceable to continued good execution in our European and Asia/Pacific sales teams, the purchase of our Italian distributor, and market share growth in emerging markets, including China and Korea. While our U.S. business was challenged to meet demand, we were pleased with the 5.9% quarterly growth in that business, excluding the sales of Neo?Care(R) and Stepic. The 19.6% quarterly growth in our Cardiac Care business was traceable in large part to our intra-aortic balloon pump sales. The core growth rate of our base business for the first nine months of the fiscal year, adjusted for favorable foreign exchange rates and excluding Stepic distributed products and Neo?Care(R) sales, was 7.0%."

"Over the next three quarters, we expect to complete a substantial portion of the restructuring of our manufacturing facilities thereby building much-needed additional capacity to meet demand. At the same time, we remain intently focused on developing best practices and outstanding business systems to enable us to achieve operational process excellence in the key areas of product quality, safety, customer service and cost. These critically important initiatives are intended to provide the Company with improved operational infrastructure to continue to deliver high quality products to our customers and support Arrow's future growth."

The table below shows sales of Arrow's critical care product platforms and cardiac care products for the third quarter and nine months ended May 31, 2005 with comparisons to the same prior year periods.

                                                          Third Quarter                             Nine Months
                                               ------------------------------------     ------------------------------------
Total Company Sales by Product Platforms          FY05         FY04      % Growth          FY05         FY04      % Growth
(Dollars in millions)
    Central Venous Catheters                     $60.5        $55.5          9.0%        $176.8       $164.9          7.2%
    Specialty Catheters                           36.6         34.4          6.4%         105.7         99.9          5.8%
    Stepic Distributed Products                    2.1          3.1       (32.3)%           5.9          9.2       (35.9)%
                                                   ---          ---                         ---          ---
       Subtotal Critical Care                     99.2         93.0          6.7%         288.4        274.0          5.3%
    Cardiac Care                                  18.9         15.8         19.6%          51.6         46.2         11.7%
                                                  ----         ----                        ----         ----
    TOTAL                                       $118.1       $108.8          8.5%        $340.0       $320.2          6.2%

CorAide(TM) Left Ventricular Assist System (LVAS) Program
---------------------------------------------------------

Six patients have now received implants of the Company's CorAide(TM) continuous flow left ventricular assist system (LVAS) since the European clinical trial of the device was resumed in February 2005 and three patients have been discharged to their homes. The Diabetes and Heart Center in Bad Oeynhausen, Germany has implanted four CorAide(TM) devices and Policlinico di San Matteo in Pavia, Italy has implanted two devices as part of the study. An additional trial center in Germany, Deutsches Herzzentrum Berlin, will begin screening patients following its completion of the CorAide(TM) training program later this month. The clinical trial experience to date has shown that the CorAide(TM) is operating as expected. The Company recognizes that while the clinical investigators are pleased with the performance of the device, these are very early results and the number of implants is small, making it too early in the process to draw conclusions.

Project Operational Excellence
------------------------------

During the third fiscal quarter of 2005, Arrow continued the implementation of its previously announced program designed to help it achieve operational process excellence in four key areas: product quality, safety, customer service and cost.

During the third fiscal quarter, the Company continued the restructuring of its European distribution center in Belgium and the consolidation of its manufacturing facilities, the cost of which amounted to $0.4 million, or $0.01 diluted earnings per share. In addition, through May 31, 2005, the Company made $10.3 million in capital expenditures for construction relating to its expansion of its manufacturing operations in Mexico and The Czech Republic. Additional capital expenditures for this construction are expected to be between $25 million and $35 million over the next 5 quarters.

As previously reported, in connection with Arrow's efforts to enhance its quality systems and good manufacturing practice/quality system record (GMP/QSR) compliance, the Company has engaged Quintiles Consulting to assist its project teams in implementing rigorous compliance procedures with the objective of achieving the highest practicable levels of product quality assurance. The cost for this work in the third quarter was $1.7 million, or $0.03 diluted earnings per share.

Fourth Quarter 2005 Targets
---------------------------

The Company's sales and earnings targets for fourth quarter 2005 are net sales of $116 million to $119 million and diluted earnings per share of $0.32 to $0.36.

Balance Sheet
-------------

Cash on May 31, 2005 was $109.4 million, up from $83.7 million at May 31, 2004, while short-term debt of $27.3 million decreased $5.8 million as compared to the prior fiscal year third quarter levels. Days sales outstanding decreased to 71 days from 72 days in the prior fiscal year third quarter. Inventory turns of 2.3 times per year remained relatively consistent compared to prior year levels. The Company had no long-term debt at May 31, 2005. Depreciation and amortization expense and capital expenditures for the nine months ended May 31, 2005 were $19.0 million and $26.5 million, respectively.

FDA Warning Letters
-------------------

Arrow recently received a Warning Letter from the U.S. Food and Drug Administration (the "FDA") relating to the FDA's March 31 to April 11, 2005 inspection of the Company's Mount Holly, NJ facility where it manufactures the Arrow Trerotola PTD(TM) Percutaneous Thrombolytic Device (the "PTD"). The Company also received today an FDA Warning Letter relating to the FDA's December 2 to December 22, 2004 inspection of the Company's Reading, PA facility with respect to oversight of its NeoCare manufacturing operations. As previously reported, the Company determined in January 2005 to temporarily cease manufacturing and selling of its NeoCare product line until it completes the integration of its NeoCare manufacturing operations into other existing facilities. The Warning Letters refer to Form 483 inspectional observations that the FDA had previously issued concerning the PTD's and NeoCare's non-conformance with certain Quality System Regulations. The Company previously responded to these observations with specific actions to correct this non-compliance and is continuing to cooperate with the FDA to satisfactorily address all its remaining concerns. As stated above under "Project Operational Excellence," Arrow is committed to enhancing its good manufacturing practices and quality systems, and expects to submit its written responses to the Warning Letters in a timely manner.

Stock Repurchase Program
------------------------

In March 1999, the Company began open market purchases of its common stock pursuant to its previously announced program to repurchase up to 2 million shares of its common stock. In April 2000, the Company announced that it would repurchase up to another 2 million shares of its common stock under this program. As of May 31, 2005, the Company had purchased a total of 3,603,600 shares under this program, which remains in effect. The Company made no repurchases of shares of its common stock under this program in the third quarter of fiscal 2005.

Non-GAAP Financial Measures
---------------------------

The Company's management believes that in order to properly understand its short-term and long-term financial trends, it is useful for investors to consider separately the impact of certain special items, as further discussed below, on its results of operations. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, the Company's management uses results of operations before such special items to evaluate the operational performance of the Company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

The Company has determined that these non-GAAP disclosures provide (1) a meaningful, more consistent comparison of the Company's operating results for the periods presented, on a basis consistent with management's own means of evaluating operating performance, and (2) additional information for investors to assess changes between periods that better reflect the Company's ongoing operations. The items excluded from these non-GAAP disclosures, which have been described in further detail in the Company's Quarterly Report on Form 10-Q for its second fiscal quarter ended February 28, 2005 and the basis for excluding them, are set forth below and in the attached Reconciliation to GAAP. Given the unusual and, in most cases, non-recurring nature (i.e., not likely to recur in the next two years, if at all) of these items relative to the Company's operating results for the periods presented, and their potential to distort the Company's ability to provide a meaningful, consistent comparison for those periods, these items have been excluded from the Adjusted Results of Operations but included in the attached Reconciliation to GAAP.

Voluntary Early Retirement Plan - The Company incurred certain charges related to the implementation of this program and has concluded that these charges are non-recurring in nature based on the fact that it has no present intention to offer a similar program in the future and had never offered such a program in the past. Therefore, the Company believes exclusion of this item provides a useful financial measure to investors because of the unusual, non-recurring nature of its voluntary early retirement plan.

LionHeart Inventory Write-Off, Reserve and Impairment Charges - The Company incurred charges related to the write-off of certain components that became obsolete with the Company's decision not to proceed with the clinical trials using the first generation LionHeart(TM) power system and controller, and related to recording a provision for LionHeart(TM) inventory in excess of anticipated requirements and with respect to the discontinuation of the development, sales and marketing programs related to its LionHeart(TM) Left Ventricle Assist System (LVAS). The Company has concluded that these items are non-recurring in nature based on the fact that the LionHeart(TM) LVAS, which represented a unique research and development program for the Company, has been discontinued in its entirety, thereby eliminating the possibility of any such charges in the future. Therefore, the Company believes exclusion of these items provides a useful financial measure to investors because of the unusual, non-recurring nature of the termination of its LionHeart(TM) LVAS program.

LionHeart(TM) Second Generation R & D - The Company incurred research and development expenses related to its development of second generation LionHeart(TM) components. The Company has concluded that these expenses will not recur in the future due to the recent termination of this program, although it had been recording these costs in prior periods. It believes exclusion of this item provides a useful financial measure to investors because of the unique nature of the LionHeart(TM) program relative to its other product lines. As a result, before its termination of the LionHeart(TM) program, the Company had evaluated these costs separately for internal purposes and believes its internal approach is appropriate for external analysis as well.

Manufacturing Restructuring - The Company incurred restructuring charges related to the consolidation of certain of its manufacturing facilities. The Company has concluded that its manufacturing restructuring charges are unusual and infrequent, but that they also are expected to recur in future periods as the manufacturing restructuring plan is continued. The Company believes it is useful to present these costs separately because of the unique, one-time nature of the exit costs related to this program. Once this program is completed, these costs will permanently cease, as most of these costs will have been incurred in connection with the closing of certain facilities. As a result, the Company has evaluated these costs separately for internal purposes and believes its internal approach is appropriate for external analysis as well. The Company did not separately report these costs in the third quarter of fiscal 2005 because they were the only non GAAP item and they were not significant. However, they were separately disclosed above, under Project Operational Excellence.

AB Medica Inventory Step-Up - The Company incurred charges related to its step-up of inventory acquired in connection with its purchase of certain assets of one of its distributors in Italy, AB Medica S.p.A., in September 2004. The Company has concluded that this item is non-recurring in nature based on the fact this charge was incurred upon the sale of all of the acquired inventory in the first quarter of fiscal 2005 and, since there is no further inventory to be sold, no additional related charges will be incurred. Therefore, the Company believes exclusion of this item provides a useful financial measure to investors because of the non-recurring nature of the step-up of inventory in connection with its acquisition of AB Medica.



Conference Call and Webcast
---------------------------

There will be a conference call and webcast to discuss Arrow's second fiscal quarter results today, June 20 2005, at 4:30 pm ET. The call and webcast are available by dialing 800-737-9483, International/Local Dial-In # 706-679-7371, using Conference ID #6966087, or through
http://www.arrowintl.com/presentations/.
----------------------------------------

Company Information
-------------------

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on its website at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.





Safe Harbor Statement
---------------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2004 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices;
(vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.


                                                ARROW INTERNATIONAL, INC.
                                                  RESULTS OF OPERATIONS
                                RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                                       MAY 31, 2005
                                            ( IN THOUSANDS, EXCEPT PER SHARE)
                                                  QUARTER ENDED 5/31/05


                                              VOLUNTARY                     LIONHEART
                                                EARLY        LIONHEART        SECOND
                                              RETIREMENT     INVENTORY    GENERATION R&D    MANUFACTURING
                               AS REPORTED       PLAN         RESERVE                       RESTRUCTURING    AS ADJUSTED

Net Sales                         $118,070            -             -               -                -          $118,070

Gross Profit                       $60,654            -             -               -                -           $60,654

Income Before Taxes                $23,458            -             -               -                -           $23,458

Net Income                         $15,834            -             -               -                -           $15,834

Diluted Earnings Per
Share                                $0.35            -             -               -                -             $0.35

Weighted average shares
used in computing
diluted earnings per
common share                        45,277                                                                        45,277



                                                ARROW INTERNATIONAL, INC.
                                                  RESULTS OF OPERATIONS
                                RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                                       MAY 31, 2005
                                             (IN THOUSANDS, EXCEPT PER SHARE)
                                                   YEAR TO DATE 5/31/05


                                         VOLUNTARY                  LIONHEART                                  A.B.
                                           EARLY       LIONHEART     SECOND                                   MEDICA
                                         RETIREMENT    INVENTORY   GENERATION    LIONHEART    MANUFACTURING  INVENTORY
                           AS REPORTED      PLAN        RESERVE        R&D        WRITEOFF    RESTRUCTURING   STEP-UP    AS ADJUSTED

Net Sales                     $340,004           -            -           -             -               -          -        $340,004

Gross Profit                  $167,777      $1,883       $2,079           -        $2,483               -     $1,467        $175,689

Income Before Taxes            $50,419      $6,839       $2,079      $1,748        $2,824          $1,321     $1,467         $66,697

Net Income                     $34,471      $4,616       $1,403      $1,180        $1,906            $892       $990         $45,458

Diluted Earnings Per
Share                            $0.77       $0.11        $0.03      $0. 02         $0.04           $0.02      $0.02           $1.01

Weighted average shares
used in computing
diluted earnings per
common share                    44,939      44,939       44,939      44,939        44,939          44,939     44,939          44,939


                                        ARROW INTERNATIONAL, INC.
                                          RESULTS OF OPERATIONS
                        RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                               MAY 31, 2004
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                          QUARTER ENDED 5/31/04


                                                                                LIONHEART
                                                    LIONHEART     LIONHEART       SECOND
                                                    INVENTORY     EQUIPMENT     GENERATION
                                     AS REPORTED    WRITE-OFF     WRITE-OFF         R&D      AS ADJUSTED
Gross Profit                             $52,530       $3,140     $       -      $       -       $55,670

Income Before Taxes                       17,263        3,140           558          1,111        22,072

Net Income                                11,652        2,120           376            750        14,898

Diluted Earnings Per Share                 $0.26        $0.05         $0.01          $0.01         $0.33

Weighted average shares used in
computing diluted earnings per
common share                              44,474       44,474        44,474         44,474        44,474



                                        NINE MONTHS ENDED 5/31/04

                                                                                LIONHEART
                                                    LIONHEART     LIONHEART       SECOND
                                                    INVENTORY     EQUIPMENT     GENERATION
                                     AS REPORTED    WRITE-OFF     WRITE-OFF         R&D      AS ADJUSTED

Gross Profit                            $164,530       $3,140     $       -      $       -      $167,670

Income Before Taxes                       61,532        3,140           558          1,111        66,341


Net Income                                41,534        2,120           376            750        44,780

Diluted Earnings Per Share                 $0.94        $0.05         $0.01          $0.01         $1.01

Weighted average shares used in
computing diluted earnings per
common share                              44,221       44,221        44,221         44,221        44,221


R,D&E = Research, Development and Engineering


                                                     ARROW INTERNATIONAL, INC.
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                            (UNAUDITED)


                                                                 Three Months Ended                      Nine Months Ended
                                                             May 31,            May 31,              May 31,          May 31,
CONSOLIDATED STATEMENTS OF INCOME DATA:                        2005               2004                 2005             2004
                                                         ----------------    --------------       --------------   --------------
Net sales                                                $        118,070    $      108,779       $      340,004   $      320,174
Cost of goods sold                                                 57,416            56,249              172,227          155,644
                                                         ----------------    --------------       --------------   --------------
  Gross profit                                                     60,654            52,530              167,777          164,530
Operating expenses:
  Research and development                                          6,698             8,201               21,743           21,428
  Selling, general and administrative                              29,856            27,068               94,123           81,254
  Restructuring                                                       375                 -                1,696                -
                                                         ----------------    --------------       --------------   --------------
Total operating expenses                                           36,929            35,269              117,562          102,682

Operating income                                                   23,725            17,261               50,215           61,848
Interest, net                                                        (273)            (47)                 (470)              257
Other (income) expenses, net                                          540                45                  266               59
                                                         ----------------    --------------       --------------   --------------

Income before income taxes                                         23,458            17,263               50,419           61,532
Provision for income taxes                                          7,624             5,611               15,948           19,998
                                                         ----------------    --------------       --------------   --------------

Net income                                               $         15,834    $       11,652       $       34,471   $       41,534
                                                         ================    ==============       ==============   ==============

Basic earnings per common share                                     $0.36             $0.26                $0.78            $0.95
                                                                    =====             =====                =====            =====

Diluted earnings per common share                                   $0.35             $0.26                $0.77            $0.94
                                                                    =====             =====                =====            =====

Weighted average shares used in computing
basic earnings per common share                                    44,548            43,634               44,200           43,494
Weighted average shares used in computing
diluted earnings per common share                                  45,277            44,474               44,939           44,221


                                                             May 31,           August 31,
ASSETS                                                        2005                2004
                                                         ---------------     --------------
   Cash                                                  $       109,370     $      94,176
   Receivables (net)                                              88,438            83,918
   Inventories                                                   100,439            96,084
   Prepaid expenses and other                                     20,180            15,898
                                                         ---------------     --------------
   Total current assets                                          318,427           290,076

   Property, plant and equipment (net)                           148,014           136,978
   Other assets                                                  127,866           122,154
                                                         ---------------     --------------
   Total assets                                          $       594,307     $     549,208
                                                         ===============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY EQUITY
   Notes payable                                         $        26,205     $      26,020
   Other current liabilities                                      52,060            51,418
   Current maturities of long-term debt                            1,084             3,036
   Other liabilities                                              31,173            22,403
                                                         ---------------     --------------
   Total liabilities                                             110,522           102,877

Total shareholders' equity                                       483,785           446,331
                                                         ---------------     --------------
   Total liabilities and shareholders' equity            $       594,307     $     549,208
                                                         ===============     ==============


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